Exhibit 99.1

Council Bluffs, Iowa ----- February 2, 2021.   Southwest Iowa Renewable Energy, LLC (“SIRE” or the “Company”) today announced the appointment of Kevin Ross as a member of SIRE’s board of directors (the “Board”), effective as of Friday, January 29, 2021.  Mr. Ross’ assignments to SIRE Board committees have not yet been determined.

Following the resignation of The Honorable Hubert M. Houser from the Board in December 2020, the Board’s Nominating Committee invited SIRE unit holders to suggest persons to fill Mr. Houser’s Board vacancy for the remainder of his term, through the 2022 annual meeting of the Company.  Since that invitation, the Nominating Committee received a number of member suggestions, had discussions with a selection of the most qualified suggestions, and interviewed final candidates.  Following the recommendation of the Nominating Committee, on January 29th, 2021 the Board appointed Kevin Ross to the Board vacancy to serve through the 2022 annual meeting of the Company.

Mr. Ross is an experienced owner-operator in the agriculture industry, managing his own row crop, hay, and cattle operation in Minden, Iowa for over two decades.  Mr. Ross brings with him a wealth of experience, having served for 16-plus years as a founding board member and executive committee member of Western Iowa Energy, LLC—a biodiesel plant in Wall Lake, Iowa—and currently serving as the chairman of the board of the National Corn Growers association where he has been a board member since 2013.  Mr. Ross served as a board member of the Iowa Corn Growers Association from 2008 to 2015 and as President 2011 to 2012.  Mr. Ross holds a Bachelor of Science degree in Agricultural Studies from Iowa State University and anticipates receiving his Master of Business Administration from the same distinguished alma mater in the spring of 2021.

Karol King, Chairman of SIRE’s Board of Directors said: “Kevin Ross has significant leadership experience in the ethanol, biodiesel and corn grower industries, and is an effective advocate for these industries at the state and federal level.  His background will be very valuable to SIRE as we navigate challenging times for ethanol and rapidly evolving new technologies and markets for ethanol plant co-products.”

About Southwest Iowa Renewable Energy, LLC:

SIRE is located on 275 acres in Council Bluffs, Iowa, operating a 140 million gallon per year ethanol plant. SIRE began producing ethanol in February 2009 and sells its ethanol, distillers grains, corn syrup, and corn oil in the continental United States, Mexico and the Pacific Rim.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the “1995 Act”).    Such statements are made in good faith by SIRE and are identified as including terms such as “may,” “will,” “should,” “expects,” “anticipates,” “estimates,” “plans,” or similar language.    In connection with these safe-harbor provisions, SIRE has identified in its Annual Report on Form 10-K , important factors that could cause actual results to differ materially from those contained in any forward-looking statement made by or on behalf of SIRE, including, without limitation, the risk and nature of SIRE's business, and the effects of general economic conditions on SIRE. The forward-looking statements contained in this Press Release are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. SIRE further cautions that such factors are not exhaustive or exclusive. SIRE does not undertake to update any forward-looking statement which may be made from time to time by or on behalf of SIRE.

Contact:
Brett Frevert, CFO
Southwest Iowa Renewable Energy, LLC
712.366.0392